Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended December 31,					Nine-months ended 25-Sept-04	Proforma Nine-months ended 25-Sept-04
	1999	2000	2001	2002	2003
Earnings (loss)-
Loss before income taxes	$(3,940)	$(5,847)	$(10,090)	$(34,017)	$(29,789)	$(60,989)	$(63,341)
Add fixed Charges:
Interest expense on indebtedness	$867	$843	$692	$1,936	$990	$3,560	$5,617
Estimated interest on rental expense	299	305	341	329	300	962	1,253
Amortization of deferred closing costs related to convertible notes	—	—	—	294	156	317	612
Amortization of discount on convertible notes	—	—	—	511	271

Total Adjusted Loss	$(2,774)	$(4,699)	$(9,057)	$(30,947)	$(28,072)	$(55,859)	$(55,859)

Fixed Charges-
Interest expense on indebtedness	$867	$843	$692	$1,936	$990	$3,560	$5,617
Estimated interest on rental expense	299	305	341	329	300	1,253	1,253
Amortization of deferred closing costs related to convertible notes	—	—	—	294	156	317	612
Amortization of discount on convertible notes	—	—	—	511	271

Total Fixed Charges	$1,166	$1,148	$1,033	$3,070	$1,717	$5,130	$7,482

Coverage deficiency	$(3,940)	$(5,847)	$(10,090)	$(34,017)	$(29,789)	$(60,989)	$(63,341)